Exhibit 99.1

January 3, 2003

Endocardial Solutions Sells Approximately $8.5 Million in Common Stock

MINNEAPOLIS / ST.PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) today announced the sale of approximately $8.5 million of common stock in a private placement to institutional investors through U.S. Bancorp Piper Jaffray, as agent.

“This financing will allow us to fund the launch of the Company’s new EnSite NavX® navigation and localization technology that will introduce new methods of navigating conventional ablation catheters using the EnSite 3000® System, as well as accelerating the development of three compelling new applications,” said Jim Bullock, President and Chief Executive Officer.  “These projects include integrating a patient’s cardiac electrical activation information from the EnSite 3000® System with digital images of the patient’s cardiac anatomy, incorporating conventional electrophysiology recording features into the EnSite 3000® System, and combining advanced mapping with new diagnostic capabilities for congestive heart failure applications,” stated Bullock.

“We continue to see increased clinical acceptance of the EnSite 3000® System, and the recent realignment and refocus of our field organization has both reduced our variable selling costs and increased the efficiency of our business model.  Our entire team is focused on making the EnSite 3000® System the standard of care in the diagnosis of cardiac arrhythmias,” concluded Bullock.

About Endocardial Solutions

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets technology for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart).  The EnSite 3000® System provides a 3D graphical display of the heart’s electrical activity. The U.S. Food and Drug Administration cleared the EnSite 3000® System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99 to Endocardial Solutions’ Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts:

Jim Bullock, President and CEO, Endocardial Solutions (651) 523-6928

jbullock@endocardial.com

J. Robert Paulson, Jr., CFO, Endocardial Solutions (651) 523-6916

bpaulson@endocardial.com

Brenda Gutzke, Investor Relations, Endocardial Solutions (651) 523-6959

bgutzke@endocardial.com